Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, #105
NYSE MKT: IHT		Phoenix, Arizona 85020
FISCAL 2014		Phone: 602-944-1500
IHT RESULTS IMPROVE $235,000; IBC GROWS TO 3,100 HOTELS WORLDWIDE
FOR FURTHER INFORMATION:
Marc Berg, Executive Vice President
602-944-1500
email: mberg@innsuites.com

Phoenix, AZ, April 18, 2014 - InnSuites Hospitality Trust (NYSE MKT: IHT)

IHT RESULTS IMPROVE $235,000; IBC GROWS TO 3,100 HOTELS WORLDWIDE

InnSuites Hospitality Trust reported Consolidated Net Loss was $841,000 for the fiscal year ended January 31, 2014 compared to $1,076,000 in the prior year, an improvement of over $235,000 or 22%. Included is non-cash depreciation expense of approximately $1.8 million for each fiscal year. For the 2014 Fiscal Year ended January 31, 2014, Consolidated Net Income before Non-Cash Depreciation increased to $942,364, up from the prior fiscal year of $678,439.

InnSuites Hospitality Trust (NYSE MKT: IHT) announced that its 2014 annual meeting of shareholders will be held at the InnSuites Hospitality Trust’s Corporate Office, 1625 E. Northern Avenue, Suite #105, Friday June 27, 2014, at 10:00 A.M., local time. The Board of Trustees has set May 16, 2014 as the record date for the annual meeting.

On April 18, 2014, InnSuites Hospitality Trust has submitted a preliminary proxy statement to the Security Exchange Commission in connection with its 51% purchase of the partnership interests of Fort Worth/Dallas Suite Hospitality Partnership, owner of Hotel Trinity InnSuites Dallas Ft. Worth InnDepedent Boutique Collection (IBC) Hotels. This purchase will increase IHT’s Equity as part of IHT’s plan for compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide.

IBC Hotels now services 3,100 independent hoteliers by providing a supplemental low-cost Branding and Reservations revenue channel.  “IBC is bringing back not only the simple cost effective 10% Travel Agent Commission but also a branded network for Independent Hotels to support each other and support Independent Travelers who are tired of overpaying for cookie-cutter hotels”. IBC Hotels is a hotbed-growing network of like-minded independent hotels working together referring business to each other and working together on mutual technology support for success.

The InnDependent Boutique Collection (IBC) hotel system increasingly services world travelers who want something that’s different, that is unique, that is local; seeking an exceptionally clean hotel with friendly service and a key established seasoned location.

Boutique is not your standard cookie-cutter mind numbing conformance but instead a hotel that offers uniqueness and is different adding to guest adventure. In addition to the first impression on the internet, IBC member hotels make a great first personal impression in the IBC hotel lobby. Many IBC hotels have extra flowers, bright décor, updated accent wall colors, simplicity with unique furnishings, flat screen TVs and background music to give an initial warm flavor. The IBC logo is displayed behind the front desk to tell guests that they are at a hotel which meets the standard of a large independent international network of truly unique hotels.

IBC is working with Independent Lodging Industry Association (ILIA) and Asian American Hotel Owners Association (AAHOA) to bring awareness to Stay Independent, Get Rewarded.  IBC is serving independent hoteliers building credibility, occupancy and rate with IBC’s free customer-facing marketing and frequent rewards.

For more information, visit www.ibchotels.com

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov.